Form 4

1.  Hough, William R.
        One Beach Drive S.E.  #1002
        St. Petersburg, FL  33701

2.  Republic Bancshares, Inc. (REPB)

3.  ###-##-####

4.  09/98

5.

6.  Director and 10% Owner

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Common Stock
        Common Stock
        Common Stock
        Common Stock
        Common Stock
        Common Stock
        Common Stock
        Common Stock
        Common Stock
        Common Stock
        Common Stock
        Common Stock
        Common Stock
        Common Stock
        Common Stock
        Common Stock
        Common Stock
        Common Stock
        Common Stock
        Common Stock

2.  08/13/98
        08/13/98
        08/13/98
        08/13/98
        08/13/98
        08/13/98
        08/13/98
        08/13/98
        08/13/98
        08/13/98
        08/13/98
        08/13/98
        08/13/98
        08/14/98
        08/14/98
           --
           --
           --
           --
           --

3.  Code P
        Code P
        Code P
        Code P
        Code P
        Code P
        Code P
        Code P
        Code P
        Code P
        Code P
        Code P
        Code P
        Code P
        Code P
          --
          --
          --
          --
          --

4. 5000       A,    22.438
   2000	      A,    22.375
   5000	      A,    22.6875
   4600	      A,    22.5
    100	      A,    22.375
    500	      A,    22.75
   1600	      A,    22.625
   4400	      A,    22.50
   1000	      A     22.50
   1000	      A     22.375
    200	      A     22.375
    200	      A	    22.21875
    800	      A     22.3125
   2000 	     A    	22.50
    500	      A     22.375
    --		      --       --
    -- 	      --       --
    --        --        --
    --        --        --
    --        --        --

5.      --	 	6. D	  7. --
        -- 	  D	      --
        --		  I	     by Corporation (William R. Hough & Co.)
        --    I      by Corporation (William R. Hough & Co.)
        --    I	     by Corporation (William R. Hough & Co.)
        --		  I	     by Corporation (William R. Hough & Co.)
        --		  I	     by Corporation (William R. Hough & Co.)
        --    I      by Corporation (William R. Hough & Co.)
        --    I	     by Corporation (William R. Hough & Co.)
        --    I      by Corporation (William R. Hough & Co.)
        --	   I      by Corporation (William R. Hough & Co.)
        --		  I	     by Corporation (William R. Hough & Co.)
        --    I	     by Corporation (William R. Hough & Co.)
        --    I      by Corporation (William R. Hough & Co.)
        -- 	  I      by Corporation (William R. Hough & Co.)
3,178,841	    D
     63,876   I       by Corporation (William R. Hough & Co.)
     29,600	  I       by Spouse
     40,000   I       by Corporation (WRH Mortgage)
      5,600   I       by Corporation (Royal Palm)










Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Common Stock Option
        Common Stock Option
        Common Stock Option
        Common Stock Option
        Convertible Preferred
        Convertible Preferred
        Convertible Preferred


2.  28.937
        28.937
        28.937
        28.937
            --
            --
            --

3.      5/19/98
         5/19/98
         5/19/98
         5/19/98
            --
            --
            --

4.  A
        A
        A
        A
        --
        --
        --


5.     1,250  (A)
        1,250  (A)
        1,250   (A)
        1,250   (A)
        --
        --
        --

6.  5/19/98, 5/19/04
        5/19/99, 5/19/04
        5/19/00, 5/19/04
        5/19/01, 5/19/04
	--
	--
	--

7.  Common Stock, 1,250
        Common Stock, 1,250
        Common Stock, 1,250
        Common Stock  1,250
	--
	--
	--

8.  28.937
        28.937
        28.937
        28.937
            --
            --
            --

9.  --
        --
        --
        --
        28,000
        12,000
        20,000

10.  --
        --
        --
        --
        D
         I
         I

11.  --
        --
        --
        --
        --
        By spouse
        By corporation (WRH Mortgage)


  /s/  William R. Hough      9/4/98